UNITED STATES

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OCUGEN, INC.

(Name of Registrant as Specified In Its Charter)

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UPDATED: Ocugen Inc. Reminds Stockholders of Adjournment of
Annual Meeting to New Date and Time

MALVERN, PA, June 25, 2021 - Ocugen, Inc. (NASDAQ: OCGN) is reminding stockholders about the adjournment of its 2021 Annual Meeting to a new date and time.

The Annual Meeting was convened as initially scheduled on June 11, 2021. As there was not a sufficient number of shares represented in person or by proxy to constitute a quorum, the Annual Meeting was adjourned without conducting any business to 11:00am. Eastern Time on Friday, July 2, 2021. The reconvened Annual Meeting will be held as a virtual meeting only and the business to be conducted is as described in the Proxy Statement filed with the Securities and Exchange Commission on April 28, 2021. The record date for attendance at the Annual Meeting remains April 19, 2021.

Stockholders can attend the 2021 Annual Meeting of Stockholders online and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/OCGN2021. They will also be able to vote their shares electronically at the Annual Meeting.

To access the company’s Proxy Statement, please visit the investor section of Ocugen’s website.

About Ocugen, Inc.
Ocugen, Inc. is a biopharmaceutical company focused on discovering, developing, and commercializing gene therapies to cure blindness diseases and developing a vaccine to save lives from COVID-19. Our breakthrough modifier gene therapy platform has the potential to treat multiple retinal diseases with one drug — “one to many,” and our novel biologic product candidate aims to offer better therapy to patients with underserved diseases such as wet age-related macular degeneration, diabetic macular edema, and diabetic retinopathy. We are co-developing Bharat Biotech’s COVAXIN vaccine candidate for COVID-19 in the U.S. and Canadian markets. For more information, please visit www.ocugen.com.

Ocugen Contact:
Ocugen, Inc.
Ken Inchausti
Head, Investor Relations and Communications
ken.inchausti@ocugen.com

Please submit investor-related inquiries to: IR@ocugen.com